Exhibit 10.1

June 24, 2021

Laura Pitlik

Dear Laura:

This letter sets forth the terms of your employment as Chief Marketing Officer of Arcadia Biosciences, Inc. (the “Company”), which will commence on July 12, 2021 (the “Effective Date”). The terms set forth below shall be effective as of the Effective Date.

Reporting and Base Salary. You will report to the President and Chief Executive Officer, Matthew Plavan. This is a full-time exempt position for which your annual base salary rate shall be $250,000. You will work remotely from your home office in Dallas, TX, but you will be expected to travel to the Company’s corporate offices in Davis, CA, or the Company’s manufacturing location in Chatsworth, CA, from time to time as requested by the Company’s President and Chief Executive Officer.

Sign-on Bonus. In addition to your base salary, your offer also includes a sign-on bonus of $50,000; $25,000 payable with your first paycheck, and $25,000 payable on January 1, 2022. You must be employed with the company and in good standing to receive your sign-on bonus payment for that date. All bonus payments are subject to standard withholdings.

Bonus Compensation. In addition to your base salary and sign-on bonus, you will be eligible for an annual incentive cash award, as determined by the Company. Your annual incentive cash bonus shall have a target equal to 40% of your base salary as of the Effective Date, prorated for the portion of year during which you are employed by the Company. The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Severance & CIC Agreement. You will have the benefits set forth in a (3-Month) Severance Agreement and (1-year) Change-in-Control Agreement, pending Arcadia Board of Director’s approval, between you and the Company to be executed on the Effective Date.

Equity Awards. Concurrent with the commencement of your employment with the Company, and as an inducement to accept employment with the Company, you will be granted an option to purchase shares of common stock of the Company (“Company Common Stock”) as follows, under the terms and conditions of a Non-Qualified Stock Option Agreement (an “Option”):

Strike Price*	Number of Shares
FMV	75,000

* FMV = the price of a share of RKDA common stock at close of market on the date of grant, which will be the Effective Date.

Your Option shall vest and become exercisable in accordance with the schedule below:

•
25% of the shares subject to the Option will be fully vested and exercisable effective as of the first anniversary of the Effective Date (the “Initial Vesting Date”), subject to your continued service through the Initial Vesting Date, and;
•
75% of the shares subject to the Option will vest and become exercisable in 36 equal monthly installments following the Initial Vesting Date, with the first such monthly vesting date taking place on August 31, 2022 and subsequent vesting dates on the last day of the next 35 months thereafter (with the last vesting date on July 31, 2025), subject to your continued service through the applicable vesting date.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com

The Company may grant additional equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan. You should be aware that you may incur federal and state income taxes as a result of your receipt, or the vesting of any equity compensation awards, and it shall be your responsibility to pay any such applicable taxes.

You are also eligible to participate in the Company’s Employee Stock Purchase Program (ESPP) per the terms and conditions of the ESPP plan.

Other Benefits. You are eligible for all Company benefits as described in the Employee Handbook and in various Company policies. Your coverage for medical, dental and vision insurance will become effective on September 1, 2021. If needed, the Company will reimburse you for any COBRA-related costs to bridge your healthcare benefits coverage to September 1, 2021.

Your PTO accrual of 7.0769 hours per pay period (23 days annually) will begin with your first paycheck. You are granted an additional 8.0 hours (1 day) of PTO each year as part of your offer of employment.

In accordance with the Federal Immigration Reform and Control Act of 1986, the Company is required to have an Employment Eligibility Verification Form I-9 on file for you. On your first day of employment, we will ask you to provide identification needed to complete the form. Arcadia uses E-Verify and will provide the Social Security Administration and, if necessary, the Department of Homeland Security information from your Form I-9 to confirm that you are authorized to work in the United States.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason. This at-will relationship may not be modified by any oral or implied agreement.

This letter, the Severance Agreement and the Confidentiality and Invention Assignment Agreement executed on the Effective Date, and any policies that the Company may adopt from time to time constitute the entire agreement relating to the terms of your employment with the Company you and is contingent upon successful completion of all background checks. If all the above terms and conditions meet with your approval, please sign this letter and return it to me at your earliest convenience.

If you should have any questions, please feel free to call me.

Sincerely,

/s/ Matthew T. Plavan

Matthew Plavan

President & CEO

ACCEPTED AND ACKNOWLEDED BY:

/s/ Laura Pitlik

Laura Pitlik

June 26, 2021

Date

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077• Fax: 530-756-7027 • Web: www.arcadiabio.com